Exhibit 99.1
Geological Report

SALLUS CREEK PROPERTY
Sallus 1 and 2 claims
588045, 588046
Mapsheet 92I 071-072
Lillooet BC. Canada

for:

RIDER EXPLORATION INC.
A Nevada Corporation

by:

B.J.  PRICE GEOLOGICAL CONSULTANTS INC.
Ste 1028 – 470 Granville Street
Vancouver BC.
V6C 1V5
604-682-1501
bpricegeol@telus.net

August 15, , 2008

SALLUS CREEK PROPERTY
Lillooet BC. Canada
RIDER EXPLORATION INC.

SUMMARY

Rider Exploration Inc. (“Rider”) has acquired two claims in the Sallus Creek area, approximately 10 kilometers north of Lillooet BC.  The author has been retained by the Directors of Rider to prepare a Summary of the Geology and exploration potential for the Sallus property situated 10 kilometers north of Lillooet BC.

In this summary the author has relied on past work, chiefly reports done by various authors (mainly John Kerr, P.Geo.) in the past employ of Canadian Johns-Manville, who explored the property from about 1968-1974 in the past , and which reports were filed for Assessment on the claims.

The company has purchased two mineral claims (588045, 588046) totaling approximately 858 hectares (2120 acres) from Murray McClaren, P.Geo.    Assessment work in the amount of $4 per hectare or a total of approximately $6200 must be files by the expiry date or cash in-lieu of assessment paid.  The claims have not been surveyed but are referenced to specific latitudes and longitudes which can be found in the field using a GPS Instrument.  There is no power available on the claims but adequate water is available in Sallus Creek for drilling.

The Sallus Creek area is underlain by the western contact of the Early Jurassic Mount Martley stock which intrudes the Western belt of the Cache Creek Complex (mainly sedimentary rocks, including shales and limestones). The stock is a medium to coarse grained, massive granodiorite with local secondary silicification and sericitization near the contacts. Pervasive quartz veins and aplite dikes are found within the stock near the contact. Intense thermal alteration of the sediments is evident near the contact of the stock and disseminated copper mineralization was seen. Limestone, in part, is totally recrystallized. Intense pyritization of the argillites is observed near the contacts, evidenced on surface by rust colouration and gossans.

In the spring of 1968, following the discovery of highly anomalous silts from Sallus Creek Canadian Johns-Manville Co. Ltd. staked about 120 claims along the western contact of the Mount Martley stock. Reconnaissance mapping and geochemistry were completed over the entire claim area in 1969 and 1970. This was followed, in 1970 and 1971, by detailed mapping, additional geochemical (grid-based) surveys and induced polarization surveys.  The target was a possible porphyry copper-molybdenum deposit setting in the southern portion of the claim area.  Copper and molybdenum mineralization were noted in several areas, and other areas had polymetallic anomalies with abundant zinc in black shales and limy units, adjacent to the Mt. Martley stock.  In all a total of 6 anomalous areas (ABCDE and F) were delineated and 2 grids prepared over the two main anomalies.

Within the claims,  a plug of rusty, weathered and altered diorite and quartz diorite intrudes argillite. This plug has a very irregular contact, approximately 914 meters long by 609 meters wide, and is probably genetically related to the Mount Martley stock, 1600 meters to the east. Pyrite is abundantly disseminated and smeared along fracture faces throughout the diorite. Very fine traces of native copper have been recognized in the highly weathered diorite. Malachite stain is evident in the argillite.

The Sallus property, a copper/molybdenum porphyry, which has not been effectively drilled is a property of merit.

Kerr (1974) noted that “The most practical method of subsurface investigations would be a  series of 10 - 15 percussion drill holes at 200 ft. intervals along the valley floor of Sallus Creek, over the full extent of the anomalous zone.  While these holes may have in fact been drilled, there whereabouts is uncertain and the results if any are unknown.  While it might be impractical to place a percussion drill on the  porphyry copper targets, a light weight helicopter transportable drill would be more practical, considering the terrain.  A number of roads cross the upper parts of the property, but their condition is unknown.

A preliminary prospecting and mapping program could be done initially to examine the porphyry style mineralization and to plan a preliminary drill program of about 5 diamond core holes of 200-300 meters each.  This would assess the likelihood of a substantial copper porphyry on the property.  The area of the Mt. Martley stock should be prospected and staked if additional porphyry style mineralization is suspected.

The suggested program is set out as a budget estimate for Phase I totaling Can$ 28,000 in phase 1, and $400,000 in Phase 2  (or $25,000 and $375,000 respectively in US $).

 Respectfully Submitted

B.J.PRICE GEOLOGICAL CONSULTANTS

Barry J. Price, M.Sc., P.Geo
Qualified Person
August 15, 2008

TABLE OF CONTENTS

INTRODUCTION	5

MINERAL TITLES	5

LOCATION AND ACCESS	7

CLIMATE, PHYSIOGRAPHY AND VEGETATION	9

LOCAL RESOURCES AND INFRASTRUCTURE	9

HISTORY	9

REGIONAL GEOLOGY	10

Cache Creek Complex	11

Spences Bridge Group	12

Intrusive Rocks	13

LOCAL GEOLOGY	13

EXPLORATION POTENTIAL	16

Original Grid (No 1 Grid)	16

Anomaly C and Anomaly D	19

Anomaly E	22

DISCUSSION	24

CONCLUSIONS AND RECOMMENDATIONS	25

REFERENCES	27

CERTIFICATE OF THE AUTHOR.	28

APPENDIX I	29

MINFILE DESCRIPTIONS	29

GEOLOGICAL REPORT

SALLUS CREEK PROPERTY
Lillooet BC. Canada
RIDER EXPLORATION INC.

INTRODUCTION

The author has been retained by the Directors of Rider Exploration Inc. (“Rider”) to prepare a Summary of the Geology and exploration potential for the Sallus copper-molybdenum property situated 10 kilometers north of Lillooet BC.

In this summary the author has relied on past work, chiefly reports done by various authors (mainly John Kerr, P.Geo.) who was, in the past, in the employ of Canadian Johns-Manville, who explored the property from about 1968-1973  in the past , and which reports were filed for Assessment on the claims.

MINERAL TITLES

The company has purchased two mineral claims totaling approximately 858 hectares (2020 acres) from Murray McClaren, P.Geo.  The claim data and expiry dates are given below.  Assessment work in the amount of $4 per hectare or a total of approximately $3400 must be files by the expiry date or cash in-lieu of assessment paid.

The claims have not been surveyed but are referenced to specific latitudes and longitudes which can be found in the field using a GPS Instrument.  There is no power available on the claims but adequate water is available in Sallus Creek for drilling.

MINERAL TITLES – SALLUS PROPERTY 2008
Tenure Number	Claim Name	Owner	Map Number	Good To Date	Status	Area
588045	SALLUS	117354 (100%)	092I	2009/jul/10	GOOD	490.318
588046	SALLUS 2	117354 (100%)	092I	2009/jul/10	GOOD	367.9

Location is shown in Figures 1 and 2 and Mineral titles in Figure 3.

FIGURE 1.  LOCATION MAP OF BC.

FIGURE 2.  LOCATION MAP SHOWING PORPHYRY COPPER AND MOLYBDENUM DEPOSITS IN SOUTHWESTERN BC.

LOCATION AND ACCESS

The Sallus Creek claim block is located ten miles northeast of Lillooet, , B.C. (N.T.S. 92 I /071 and 072) between Gibbs Creek on the south and Sallus Creek on the north.  Access is from Lillooet via a secondary road on the east side of the Fraser River to a logging road about 1.3 miles north of Gibbs Creek and thence eastward to the claims.  Four wheel drive vehicles are recommended.  Helicopter access to some sites may be more practical, and a helicopter company is based in Lillooet.

FIGURE 3.  CLAIM MAP

SALLUS 1
Access Rd
588045
SHOWING
SALLUS 2
588046
BCB97066
580858
578194
ALIEN CLAIMS
578193
578195
ALIEN CLAIM
BRIDGE RIVER 2
HIGHWAY AND RAIL
FOUNTAIN 3
FRASER RIVER
INDIAN RESERVE
FOUNTAIN 3A
FOUNTAIN 1A
92I.081
92I.082
92I.071
92I.072
Rapids
PIT
N
SCALE BAR = 1000 M
Map center: 50° 46' 42" N, 121° 48' 28" W

CLIMATE,  PHYSIOGRAPHY AND VEGETATION

Climate is typical of the Interior area with cool winters and hot summers.  The claims can be worked from May to November.

Relief within the claim group is in excess of 4,500 feet with elevations rising from 1,400 feet along the Fraser River (west boundary) to over 6,500 feet on the eastern boundary.

Much of the area is fairly heavily wooded with fir and pine, except where broken by large talus slopes.  Drainage is mainly to the west to the Fraser River and streams are fast-flowing.

LOCAL RESOURCES AND INFRASTRUCTURE

Lillooet is a small town, but has most of the supplies and services necessary and a labour pool.  Some supplies may have to be purchased in Vancouver or Kamloops.  Kamloops is reached in 1 hour driving time and Vancouver is 4 hours distant by good roads, either through Duffy Lake and Pemberton or via the Fraser Canyon to Hope.  Accommodation and meals are readily available in Lillooet.  Because the areas of interest are not all reachable by road, it may be sensible to put in a camp.

HISTORY

The showings on Sallus Creek are marked by a red gossanous area partly visible from the Highway between Lillooet and Pavillion Lakes and Cache Creek.  The showings were almost certainly discovered prior to 1968, when exploration was initiated by John Kerr, P.Geo. of Kerr Dawson and Associates of Kamloops BC for Johns-Manville Co. based in Quebec.  A brief summary of the  work done by Johns-Manville follows:

1968-   Exploration started, An extensive contour sampling program was carried out over the Sallus and Sallus Creek claims during the summer of 1969. A total of 1071 soil and talus fines were collected and analyzed for copper and molybdenum. In addition to the contour sampling a mineralized zone, previously located was tested geochemically by detailed 100 x 200 feet grid sampling.  Seven extensive copper molybdenum anomalies were outlined.   Results described in AR # 2376

1970:         Additional mapping and sampling was done, reported in AR # 2429.  a number of prominent Cu-Mo anomalies were documented.  Also in 1970, an IP and SP survey were done.  From May 10 t o May 22, 1970 Geo-X Surveys Ltd. conducted 9.7 line miles of induced  polarization (“IP”) surveying on two grids.  A pulse type IP survey was utilized to  record self-potential (“SP”) apparent resistivity and chargeability values.  Several areas on both grids are characterized by coincident resistivity lows and high I.P. response.

1971:          Additional geochemical sampling done in 1970 was reported in 1971 (AR #s3095A and B).  This work however was on alien claim owned by others.

1972-73    Results of the regional sampling program from 1969-71 indicated four Cu or Cu/Mo geochemical anomalies in the vicinity of the forks of Sallus Creek, associated with a large gossan area of disseminated pyrite and leached pyrite in a small diorite stock,. The stock intrudes limestone and argillite of the Cache Creek Group. During The 1973  program, a total of 507 soil and talus fine samples were collected along pre-selected contours and analyzed for copper only.  The results indicate one large anomaly, associated with the gossan zone and diorite stock.  The size of the main anomaly is 3,500 ft. long by 2,000 ft wide, with average values 200 - 250 ppm Cu, and ranging up t o 480 ppm Cu.

1974:  Additional work in 1974 may have included percussion drilling, but the author has no information concerning this program.

REGIONAL GEOLOGY

The main structural feature in the area is the northerly trending Fraser River fault system and northwesterly striking Yalakom and subparallel splay faults which slice the Eocene and older rocks into elongate fault blocks ranging to more than 50 kilometers in length  Previous geological mapping was done by Duffell and McTaggart (1952), Trettin
(1961), Tipper (1978), Monger and McMillan (1984), and Mathews and Rouse (1984).

Significant areas of rocks previously mapped as Eocene are now re-assigned to the Lower Cretaceous Spences Bridge Group. Radiometric dates augment those re ported by Mathews and Rouse (1984) and, together with field criteria, form the basis for separating Eocene from Lower Cretaceous volcanic rocks. In the field, Lower Cretaceous volcanics are selectively amygdaloidal, complexly jointed and veined, in contrast with the typically vesicular, simply jointed and un-veined Eocene rocks.

East of Lillooet, two major faults, the eastern Fraser fault and the western Hungry Valley - Slok Creek fault divide the rocks into eastern and western blocks separated by a middle wedge that widens north ward. The eastern block and middle wedge have a similar stratigraphy in contrast with the western block, which lacks Eocene rocks and
Lower Cretaceous volcanics.

In the Sallus Creek area, upper Paleozoic and lower Mesozoic rocks of the Cache Creek Group mainly form the eastern block.  The two main rock units are described below:

Cache Creek Complex                                                                           (Figure 4)

The Cache Creek Group (Monger and MacMillan,1984) consists of eastern and western belts sep a rated by the massive limestone of the Marble Canyon Formation which forms most of the central belt. In the map area, the western belt contains grey phyllite, varicoloured ribbon chert, siltstone, greywacke, and minor limestone and greenstone in a sediment-dominated subdivision and greenstone with minor chert and grey phyllite in a volcanic-dominated subdivision.

The western belt corresponds to Trettin’s (1961) Pavilion Group and the sedimentary and volcanic subdivisions to his Di visions I and II respectively. From a few kilometers north of the mouth of Fountain Creek to be yond the northern limit of mapping, the western belt of the Cache Creek Group forms the east wall of the Fraser fault. On the west side of the fault, the southern most out crops of the western belt are in  Ward Creek, 105 kilometers northward along the fault trace from the southernmost exposures on the east side of the fault.

Of the three belts of the Cache Creek Group, the western belt is preferentially intruded by postkinematic plutons, of which Tiffin Creek stock is radiometrically dated as Late Jurassic.

FIGURE 4.  SKETCH OF CACHE CREEK GROUP
Open File Map 1987-18, N. Mortimer BCGS

Spences Bridge Group

The Spences Bridge Group includes grey to maroon andesite and dacite(?) flows and breccia.  Trettin (1961) included the volcaniclastic sediments  lying east of the mouth of Fountain Creek and beyond the map area.  Near Glen Fraser, the Fraser River exposes an anticlinal core of argillite, sand stone and conglomerate beneath radiometrically dated volcanic rocks of the Spences Bridge Group. The sediments may represent part of the faulted transition from the sediments of the Jackass Mountain Group to the west, which do not contain flows or volcanic breccias, and the contemporaneously deposited but volcanic-dominated Spences Bridge Group to the east.

On the east side of the Fraser fault, the northern exposure of the Spences Bridge Group lies a few kilometers north of the mouth of Fountain Creek, (south of Sallus Creek) but on the west side of the fault, the Spences Bridge Group forms the western wall of the fault for an other 30 kilometers northward to 6 kilometers southeast of Watson Bar Creek.

The Spences Bridge volcanics are being intensively explored as a result of a number of new discoveries of epithermal gold and silver extending from Spences Bridge through Botanie Mountain area to Lillooet

Intrusive Rocks

The Cache Creek sediments are intruded by igneous intrusive rocks of the Mt. Martley stock, a smaller body exists at Tiffin Creek, and small intrusive exposures are believed to occur at the junction of the north and south branches of Sallus Creek.

LOCAL GEOLOGY                                                                (FIGURES 5, 8)

(Derived from past Assessment Reports)

The regional geology of the Sallus Creek area is well documented by the G.S.C. Map Sheet 1010 A, Geology of the Ashcroft Map Area, by S. Duffel and K. C. McTaggart, and local geology is provided by maps contained in reports by staff and consultants to  Canadian Johns Manville Co. Ltd.

Detailed geology of the claim area is documented in the B. C. Dept. of Mines Bulletin No. 44, Geology of the Fraser River Valley between Lillooet and Big Bar Creek, by Hans Peter Trettin, and accompanying map sheet.

FIGURE 5.  GEOLOGY OF LILLOOET AREA, SHOWING SALLUS CLAIMS

JACKASS MTN GP.
(CRETACEOUS)
WEST BLUE RIDGE
EAST BLUE RIDGE
Pavilion
CACHE CREEK GP.
ROBERTSON CREEK
HAT CREEK BASIN
PROPOSED PARK
SALLUS
PROPERTY
GLEN FRASER
PAVILION LIMESTONE
SALLUS CREEK (NORTH SHOWING)
alien
claims
MT. MARTLEY
STOCK
PACIFIC BENTONITE
HAT CREEK
UPPER HAT CREEK
SALLUS CREEK (NO. 1 SHOWING)
FOUNTAIN
MOON CREEK ASBESTOS
BRIDGE RIVER GP.
ANDERSON CREEK LIMESTONE
AURUM RULER
SPENCES BRIDGE GP.
LANGLEY LAKE
LILLOOET
LILLOOET CLAY
ST. JOHN TALC
AMPLE (L 336)
GOLDEN CACHE
BONANZA
FRASER RIVER (LILLOOET)
SCALE BAR APPROX 2 KM
TOP HAT

The western three-quarters of the claim group is underlain by Permian age Cache Creek Group rocks, cut in places by later diorite, porphyritic andesite, and aplite dyke intrusions.

The Cache Creek Group is primarily composed of argillite and crystalline limestone with some quartzite and conglomerate.  The argillite is basically light grey in color, cherty, or siliceous in appearance and fissile in fracture. In some places, it varies to be dark grey, blocky or massive. Strong limonitic alteration is prevalent with local color variations of dark red, dark brown, light yellow, white, etc.  The crystalline limestone is characterized by dark grey laminations on a predominantly light-colored background.

The Cache Creek Group near the eastern boundary o f the claim group is in contact. with a Jurassic intrusion of granite, granodiorite, and quartz monzonite known as the Mount Martley stock.  The present claim area is shown to follow the western contact of the Mt . Martley stock. This intrusion is  a medium - coarse grained massive  granodiorite, with local secondary silicification and sericitization  near the contacts.  Veins and aplite dikes are also found near the contact.

The stock intrudes sedimentary rocks of the Permian Cache Creek group which is subdivided into two main lithologies, limestone and argillite.  Thermal alteration of the sediments is evident near the contact of the stock.  The limestone (recrystallized) could be termed marble.  Intense pyritization is present near the stock contacts, evidenced on surface by rusty gossans.  The stock and adjacent Cache Creek Group sediments are truncated to the south by overlying and later Spences Bridge volcanic rocks.  (Note that to the south, these rocks are host to a number of epithermal gold-silver deposits that are being explored at present.

Late Tertiary diabase dikes up to ten feet wide intrude all rock types. Quartz-carbonate veins, with a high content of pyrite are commonly found in the marble and calcareous a argillite.

Recent consolidated conglomerate, containing boulders and cobbles of all other rocks in the area have been mapped along the creek valley.

Economic mineralization is not always obvious in surface outcrop. Except for fine traces of native copper in weathered diorite, malachite stain in argillite, and possible chalcopyrite in unweathered diorite, no other economic minerals have been recognized.

The presence of native copper and strong rust colourations, particularly in the wall of the south branch of Sallus Creek are evidence of extreme and deep oxidation.

The prime target of interest is the large anomaly associated with the heavily oxidized gossan area.  Values of the 1971-73 samples from this anomaly range up t o 480 ppm Cu, with average value being 200 - 250.  Surface samples of the leached diorite with pyrite and traces of native copper contain 200 ppm Cu, which is considered anomalous.
The overall dimensions of the gossan zone and interpreted geochemical anomaly are 1100 meters (approximately 3,500 ft ) long by 600 meters (2,000 ft.) wide, certainly sufficient in size for a porphyry deposit.

Geochemically anomalous areas are shown in Figure 6.

EXPLORATION POTENTIAL                                                                                     (Figures 6-10)

Original Grid (No 1 Grid)

Mineralization in the No. 1 showing area (Anomaly C and D) consists of malachite, bornite, chalcopyrite and molybdenite in one to eight inch wide east-west trending quartz veins within the quartz monzonite intrusive. Mineralization in the form of pyrite, pyrrhotite and malachite has been found in the Cache Creek rocks, particularly near the diabase dikes. Assay values from samples taken in the No. 1 showing area range up to 1.10% Cu and 0.32% Mo.
A 2000 by 5000 feet soil grid over No. 1 showing was sampled by Canadian Johns-Manville Company Ltd. at 100 x 200 feet spacing.  Samples were analyzed for copper and molybdenum in the Vancouver laboratories of Bondar-Clegg & Company Ltd.

The background contents of Mo and Cu in soils are 3 and 37 ppm, respectively. In the talus fines, corresponding backgrounds are 6 and 65 ppm, respectively.  The anomaly from the No 1. Grid is shown in the accompanying plan (from John Kerr, in his 1970 Assessment Report.

FIGURE 6.  SKETCH OF ANOMALIES AT SALLUS CREEK.

SAMPLE TRAVERSES
CLAIM SHAPE APPROXIMATE
ANOMALY A
DRILL AREA
ANOMALY C
SALLUS CREEK
ALIEN CLAIMS
ANOMALY D
NO 2 GRID
LEGEND
Data Presentation:
ANOMALY E
ORIGINAL GRID
SCALE BAR APPROX 1 KM
CLAIM EXTENDS FARTHER SOUTH
GIBBS CREEK
3095

FIGURE 7.  COPPER-MOLYBDENUM ANOMALY “D”, GRID NUMBER 1, SALLUS CREEK

Anomaly C  and Anomaly D                                                                           (Figure 6, 8, 9)

Anomalies C and D are parts of the same area near the forks of Sallus Creek.  Anomaly C covered a small ridge between the two forks of the creek.  Anomaly D covers the south side of the creek in a gossanous area.

Follow-up work in anomaly C was carried out along two traverses.  One regional traverse (2,750 foot contour) crossed a trough-like talus slope (C 010 – C-013) with diorite dykes protruding as ridges on surface. The second traverse is in Cache Creek Group rocks.

This area is characterized by copper, molybdenum and lead anomalies. These elements show superimposed anomalies between stations C-30 and C-37 where gossanous and fractured argillite occurs as cliffs with steep talus slopes.

Initial sampling in Anomaly D showed Copper and Molybdenum anomalies in soil and rock.  Later results of a detailed sampling program indicated four Cu or Cu/Mo geochemical anomalies in the vicinity of the forks of Sallus Creek, all associated with a large gossan area of disseminated pyrite and leached pyrite in a small diorite stock adjacent to limestone and argillite of the Cache Creek Group.

The size of the main anomaly is 3,500 ft long by 2,000 ft wide, with average values 200 - 250 ppm. Cu, and ranging up to 480 ppm Cu. Prospecting and detailed mapping of the zone substantiates the presence of copper in the rock by traces of native copper, malachite, and possibly chalcopyrite in unweathered diorite .

The overall dimensions of the gossan zone and interpreted geochemical anomaly are sufficient for a large tonnage porphyry deposit.

Kerr’s conclusion in 1973 was as follows: “In conclusion, the field program has indicated a  substantially large alteration and copper enriched zone, with low grade copper values being indicated from geochemical analysis of talus and “C” horizon soils , and assays of surface bedrock. The only possibility of economic mineralization being present in the zone would be supergene enriched copper oxides or primary copper sulphides, underlying a totally leached surface capping”.

FIGURE 8.  GEOLOGY OF GOSSAN AREA,   ANOMALY C AND D, SALLUS CREEK

GOSSAN
AREA
SALLUS CREEK FORKS
CREEK
ANOMALY "C"
SHALE
GRAPHITIC SHALE
CLIFFS
SALLUS CREEK STOCK
QUARTZITE
CLIFFS
MARBLE
CLIFFS
CLIFFS
ARGILLITE
N
SCALE BAR APPROX 500 METERS

FIGURE 9.  GEOCHEMICAL COPPER ANOMALY, ANOMALY C AND D, SALLUS CREEK

GEOCHEMICAL ANOMALY IN
SALLUS CREEK
SALLUS
CREEK
LARGE GOSSAN INACCESSIBLE CLIFF AREA
PROBABLY ALL ANOMALOUS
COPPER
ANOMALY
3000
3500
LEGEND
ANOMALOUS ZONE

Anomaly E                                           (Figure 10)

Most of this anomaly is within the present claims, and it is located along a steep and gossanous cliff trending east-west on the north slope of Gibbs Creek  (in the southern part of the present property).  It is accesses by a mining/forestry access road exiting the paved highway just north of Gibbs Creek.  Present condition of the road is unknown.

Argillite, the major rock, is intruded by porphyritic andesite and aplite dykes. Two types of  argillite with contrasting characteristics occur

-	blocky, cherty argillite and
-	fissile , colorfully-stained argillite

The latter, showing drag folds in many places, may be an expression of shears related to possible faulting and/or local dyke intrusions.

A distinct east-west trend is expressed by coincidence of arsenic and silver anomalies with moderate molybdenum, lead, copper, zinc values. This trend, outlined by stations E-203, E-111 and E-441, has been indicated by anomalous mercury and arsenic results of the 1959 geochemical survey.

This area is underlain by the stock contact. The traverses were carried out mainly over outcropping argillite and marble.  Anomalous elements include zinc, copper and molybdenum.

Two sections in black argillite (G-95 - 108; C-13 - 21) show coincidental anomalous values. The station G-108 is marked by 2,200 ppm zinc.

Gossan exposures along the 1369 camp road were investigated by Kerr.  Nineteen samples were collected along sections o f mu1ti –colored alteration.  The rock is cherty, siliceous argillite intruded by diorite and aplite dykes.

FIGURE 10.  SKETCH OF COPPER VALUES IN ANOMALY E.

COPPER ANOMALY IN AREA "E"
N
>50 PPM
>100 PPM
UPPER GIBBS CREEK
1"=200' DETAIL SURVEY
Gibbs
Creek
SCALE BAR APPROX 500 METERS
4500
5000
5500

DISCUSSION

At present, the prices of copper and molybdenum is elevated because of world demand, particularly from China.  As a result, most porphyry style molybdenum or moly-copper deposits are being explored.  The Cascade range, of which the Sallus area is an eastern part or extension, is host to a number of areas of molybdenum mineralization, of which the most significant are: Gem, Salal Creek, Maggie, Index, Scuzzy (Crack Moly) Cu-Moly and Poison Mountain.  (All are kilometers to tens of kilometers distant from the subject Sallus property).
The setting of Sallus Creek is similar to that of the nearby Maggie porphyry, which is a large but low grade porphyry copper-molybdenum deposit inconveniently situated under Bonaparte River and Highway 97, just north of Hat Creek Road.  The deposit is hosted by an intrusive into highly pyritized and altered Cache Creek sedimentary rocks.

Porphyry style mineralization has been noted at Sallus Creek and, with the present interest in copper and molybdenum because of their high prices and world demand, the Sallus Creek mineralized zones are worthy of additional efforts.  Although three shallow drillholes were completed in 1973, these were on the zinc-rich sedimentary units which are not as of much interest as the porphyry itself, on which no drilling has been done.

Percussion drilling was performed on some claims in 1974 and totaled 450 meters in twenty-five holes  (Minfile) but locations of the holes are unknown and no results were published.

CONCLUSIONS AND RECOMMENDATIONS

The Sallus property, as an un-drilled copper/molybdenum porphyry, (or where any drilling has been not been reported) is a property of merit.

Kerr (1974) noted that “The most practical method of subsurface investigations would be a  series of 10 - 15 percussion drill holes at 200 ft. intervals along the valley floor of Sallus Creek, over the full extent of the anomalous zone.  While these holes may have in fact been drilled in late 1974, they have not been described in Assessment reports; their locations and results are unknown.

While it might be impractical to place a percussion drill on the property, a light weight helicopter transportable drill would be more practical, considering the terrain.  A number of roads cross the upper parts of the property, but their condition is unknown.

A preliminary prospecting and mapping program could be done initially to examine the porphyry style mineralization and to plan a preliminary drill program of about 5 diamond core holes of 200-300 meters each.  This would assess the likelihood of a substantial copper porphyry on the property.  The area of the Mt. Martley stock should be prospected and staked if additional porphyry style mineralization is suspected.

The suggested program is set out as a budget estimate for Phase I

DESCRIPTION PHASE I	UNITS	RATE	AMOUNT Can$
Geological supervision	10 days	$750/DAY	7500
Helper	10 days	$250/day	2500
Vehicle	10 days	$125	1250
Food, Lodging, or camp costs	10	125	1250
Field, camp supplies			500
Helicopter	5 hrs	1250	6250
Samples	25	75	1875
Mob and Demob			500
Cel Phone/Radio			100
Reports and Drafting			2000
Reclamation Bond			0
Subtotal		rounded	24,000
GST at 6%			1400
Contingency 10%			2400
TOTAL PHASE I		ROUNDED	$28,000
		IN US$	$25,000

Phase 2

This phase would be contingent on favourable results from Phase 1.

DESCRIPTION PHASE II	UNITS	RATE	AMOUNT can$
Geological supervision	20 days	$750/DAY	15000
Helper	20 days	$250/day	5000
Vehicle	20 days	$125	2500
Food, Lodging, or camp costs	40	75	3000
Field, camp supplies			5500
Helicopter	60 hrs	1250	75000
Heli Transportable Drill	1500 m	$125/m	187500
Samples	200	75	15000
Mob and Demob			3000
Cel Phone/Radio			500
Reports and Drafting			10000
Reclamation Bond			10000
Subtotal		rounded	330,000
GST at 6%			20000
Contingency 15%			50000
TOTAL PHASE II		ROUNDED	400,000
		In US $	375,000

Total of Phase 1 and Phase 2 in US Dollars is approximately US $400,000  (Exchange ratios are varying daily).  The author has prepared this estimate with care but does not guarantee that the program can be completed for the costs stated above.

Respectfully Submitted

B.J.PRICE GEOLOGICAL CONSULTANTS

Barry J. Price, M.Sc., P.Geo
Qualified Person
August 15, 2008

REFERENCES

Duffell , S . and McTaggart. K.C. ( 1 9 5 2 ) : Ashcroft Map-Area, British Columbia, Geol. Surv . , Canada , Mem. 262.

Drysdale. C.W. (1914): Geology of the Thompson River Valley below Kamloops Lake, B.C.. Geol. Surv.. Canada, Sum. Rept.. 1912. pp. 115-150. Columbia, Geol. S u r v . , C a n a d a , Mem. 262.

Read, P.B. (1988): Tertiary Stratigraphy and Industrial Minerals; Fraser River, Lytton to Gang Ranch, Open File 1988-29, 1 sheet.

Trettin, H.P. (1961): Geology of the Fraser River Valley between Lillooet and Big Bar Creek, B.C. Ministry of Energy, Mines and Petroleum Resources, Bulletin 44, 109 pages.

Monger, J.W.H. and McMillan, W.J. (1984): Bedrock Geology of Ashcroft (921) map area, British Columbia; Geological Survey of Canada, Open File 980.

ASSESSMENT REPORTS    (All available from the ARIS website)

2376,
2429,
2447,
3095,
3574,
*4405,
*4796

* denotes the better sources of information

CERTIFICATE OF THE AUTHOR.
Barry J. Price, M.Sc., P.Geo.

I, Barry James Price, hereby certify that:

I am an independent Consulting Geologist and Professional Geoscientist residing at 820 East 14th Street, North Vancouver B.C., with my office at Ste 1028 - 470 Granville Street, Vancouver, B.C., V6C 1V5,  (Telephone: 682-1501)

I graduated from University of British Columbia, Vancouver B.C., in 1965 with a Bachelors Degree in Science (B.Sc.) (Honours), in the field of Geology, and received a further Degree of Master of Science (M.Sc.) in Economic Geology from the same University in 1972.

I have practiced my profession as a Geologist for the past 40 years since graduation, in the fields of Mining Exploration, Oil and Gas Exploration, and Geological Consulting.  I have written a considerable number of Qualifying Reports, Technical Reports and Opinions of Value for junior companies in the past 35 years.

I have worked in Canada, the United States of America, in Mexico, The Republic of the Philippines, Indonesia, Cuba, Ecuador, Panama, Nicaragua, Tajikistan, The People's Republic of China, and the Republic of South Africa, Chile, and Argentina.

My specific experience concerning the subject property is related to a visit to the subject property in 1979 while employed by a major Canadian exploration company (Kerr Addison Ltd.) in the course of a three month exploration program in the Lillooet area.

I am currently registered as a Professional Geoscientist (P. Geo.) in the Province of British Columbia with the Association of Professional Engineers and Geoscientists of BC (“APEGBC”) Certificate No 19810 - 1992, and I am entitled to use the Seal, which has been affixed to this report.   I am a “Competent Person” or “Qualified Person” for the purposes of this report.

I have no direct or indirect interest in the property which is the subject of this report I do not hold, directly or indirectly, any shares in Rider Exploration Inc. nor in any related companies, nor do I intend to acquire any such shares.  I do not hold any interest, directly or indirectly, in any claims within 100 km of the subject property.

I will receive only normal consulting fees for the preparation of this report.  I am not aware of any material fact or material change with respect to the subject matter of the technical report which is not reflected in the technical report, the omission of which would make the technical report misleading.

Dated at Vancouver B.C. this 15tht day of August, 2008

respectfully submitted

Barry James Price, M.Sc., P. Geo.,

Qualified Person

APPENDIX I  MINFILE DESCRIPTIONS

Name SALLUS CREEK (NORTH SHOWING), SALLUS CREEK, SALLUS, NORTH  Mining Division Lillooet
   BCGS Map 092I082
Status Showing   NTS Map 092I13W
Latitude 50º 48' 06" N  UTM 10 (NAD 83)
Longitude 121º 46' 26" W  Northing 5628486
   Easting 586401
Commodities Copper, Zinc  Deposit Types I05 : Polymetallic veins Ag-Pb-Zn+/-Au
L04 : Porphyry Cu +/- Mo +/- Au
Tectonic Belt Intermontane  Terrane Cache Creek, Plutonic Rocks

Capsule Geology Following the discovery of highly anomalous silts from Sallus Creek in the spring of 1969, Canadian Johns-Manville Co. Ltd. staked about 120 claims along the western contact of the Mount Martley stock. An additional 60 claims in subsequent years were staked to cover the northern and southeastern portion of the contact zone. Reconnaissance mapping and geochemistry were completed over the entire claim area in 1969 and 1970. During 1970 and 1971, detailed mapping, geochemistry and induced polarization surveys were completed over a possible porphyry copper-molybdenum deposit setting in the southern portion of the claim area (see Sallus Creek (No. 1 Showing), 092INW016). In the fall and early winter of 1970, detailed mapping, sampling and diamond drilling were completed in black argillite near the contact of the stock, in the northern portion of the claims (this description). The argillite at the North showing was found to be very anomalous in zinc and copper, and moderately anomalous in molybdenum, lead and silver. Diamond drilling proved to be unsuccessful in that penetration of the argillite was costly, and after three attempts, the program was abandoned. In 1973, the field program in the North showing area consisted of bedrock, soil and talus geochemistry. Percussion drilling was performed on some claims in 1974 and totaled 450 meters in twenty-five holes.

The Sallus Creek area is underlain by the western contact of the Early Jurassic Mount Martley stock which intrudes the middle Permian to Middle Jurassic(?) Western belt of the Cache Creek Complex. The stock is a medium to coarse grained, massive granodiorite with local secondary silicification and sericitization near the contacts. Cache Creek rocks comprise argillite and limestone. Pervasive quartz veins and aplite dikes are found within the stock near the contact. Intense thermal alteration of the sediments is evident near the contact of the stock. Limestone, in part, is totally recrystallized. Intense pyritization of the argillites is observed near the contacts, evidenced on surface by rust colouration and gossans.

At the Sallus Creek (North showing), samples from rusty and weathered argillite yielded from 0.2 to 2.0 per cent zinc and 0.02 to 0.25 per cent copper, with moderately high contents of lead, silver and molybdenum (Assessment Report 4796). Diamond drilling indicates intense surface weathering and oxidation to depths of 30 meters. Below this altered horizon, pyrite is abundant (2-5 per cent).

About 2500 meters south-southwest of the North showing, a plug of rusty, weathered and altered diorite and quartz diorite intrudes argillite. This plug has a very irregular contact, approximately 914 meters long by 609 meters wide, and is probably genetically related to the Mount Martley stock, 1600 meters to the east. Pyrite is abundantly disseminated and smeared along fracture faces throughout the diorite. Very fine traces of native copper have been recognized in the highly weathered diorite. Malachite stain is evident in the argillite.

Bibliography EMPR AR 1935-F12,F13
EMPR ASS RPT 2376, 2429, 2447, 3095, 3574, *4405, *4796
EMPR FIELDWORK 1981, pp. 270,271
EMPR GEM 1970-228; 1972-229; 1973-210; 1974-158
EMPR OF 1987-18
EMPR PF (see Sallus Creek (No. 1 Showing), 092INW016 - Claim map,  1970)
GSC MAP 1010A; 1386A; 42-1989
GSC MEM 118, pp. 3,96,97; 262
GSC OF 165; 866; 980
GSC P 46-8; 47-10; 73-1A, p. 212; 74-49; 82-1A, pp. 293-297; 85-1A,  pp. 349-358
Placer Dome File